Exhibit 4.3

VIQ Solutions Inc.

2020 Management’s Discussion and Analysis of Financial
Condition and Results of Operations

(Expressed in United States dollars)

https://viqsolutions.com/

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

The following Management’s Discussion and Analysis (“MD&A”) comments on the financial condition and results of operations of VIQ Solutions Inc. (“VIQ” or the “Company”) for the three and twelve months ended December 31, 2020. The information contained herein should be read in conjunction with the 2020 audited consolidated financial statements prepared in accordance to International Financial Reporting Standards (“IFRS”).

Certain information included herein is forward-looking and based upon assumptions and anticipated results that are subject to uncertainties. Should one or more of these uncertainties materialize or should the underlying assumptions prove incorrect, actual results may vary significantly from those expected. See “Forward-Looking Statements” and “Risk Factors”. The information in this discussion is provided as of April 14, 2021 unless we indicate otherwise.

Unless the context otherwise requires, all references to “VIQ”, “Company”, “VIQ Solutions”, “our”, “us”, and “we” refer to VIQ Solutions Inc. and its subsidiaries. Additional information regarding the Company is available on SEDAR at www.sedar.com.

As a result of the Company’s graduation to TSX, there will be no further trading of VIQ shares on TSX-V after January 20, 2021. VIQ’s common shares were delisted from TSX-V at the commencement of trading on TSX. The trading symbol for the common shares of VIQ on TSX will remain unchanged as “VQS.”

This MD&A is dated April 14, 2021. All amounts herein are presented in United States dollars, unless otherwise stated.

Forward-looking Statements

This MD&A contains forward-looking statements about our achievements, the future success of our business and technology strategies, performance, goals and other future events. Management’s assessment of future plans and operations, cash flows, methods of financing and the ability to fund financial liabilities, and the timing of and impact of adoption of IFRS and other accounting policies may constitute forward-looking statements under applicable securities laws and necessarily involve risks including, without limitation, the risks identified below including COVID-19 pandemic globally.

As a consequence, the Company’s actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information, but which may prove to be incorrect. Although VIQ Solutions believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct.

In addition to other factors and assumptions which may be identified in this document and other documents filed by the Company, assumptions have been made regarding, among other things: the impact of increasing competition; the general stability of the economic and political environment in which VIQ Solutions operates, including significant changes in demand from our clients as a result of the impact of a global economic crisis and capital markets weakness; the risk of potential non-performance by counterparties, including but not limited to, clients and suppliers, during uncertain economic conditions; our dependence on a limited number of clients; our dependence on industries affected by rapid technological change; our ability to successfully manage our operations internationally including in the United Kingdom, Australia and the United States; the challenge of managing our financial exposures to foreign currency fluctuations; our ability to obtain qualified staff and services in a timely and cost-efficient manner; our ability to obtain financing on acceptable terms including anticipated sources of funding of working capital and financial losses which may include securing credit facilities, accessing new equity, corporate acquisitions or business combinations or joint venture arrangements; the ability to secure new contracts on terms acceptable to the Company; the ability to successfully develop new products; the Company's ability to effectively register, for protection, its new and existing products in certain jurisdictions; the Company's ability to protect new and existing products from proprietary infringement by third parties and its ability to effectively enforce such proprietary infringements; taxes in the jurisdictions in which the Company operates, including Canada, the United Kingdom, Australia and the United States; and VIQ Solutions' ability to successfully market its products. Readers are cautioned that the foregoing list of factors is not exhaustive.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 1

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations regarding the Company’s 2021 outlook and may not be appropriate for other purposes. Readers are encouraged to read the section entitled “Risk Factors” in this MD&A for a broader discussion of the factors that could affect our future performance. Furthermore, the forward-looking statements contained in this document are made as at the date of this document and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

Non-IFRS Measures

The Company prepares its financial statements in accordance with IFRS. Non-IFRS measures are used by management to provide additional insight into our performance and financial condition. We believe non- IFRS measures are an important part of the financial reporting process and are useful in communicating information that complements and supplements the consolidated financial statements. This MD&A also includes certain measures which have not been prepared in accordance with IFRS such as, Adjusted EBITDA. To evaluate the Company’s operating performance as a complement to results provided in accordance with IFRS, the term “Adjusted EBITDA” refers to net income (loss) before adjusting earnings for stock-based compensation, depreciation, amortization, interest expense, accretion and other financing expense, (gain) loss on revaluation of conversion feature liability, loss on repayment of long- term debt, business acquisition costs, impairment of goodwill and intangibles, other expense (income), foreign exchange (gain) loss, current and deferred income tax expense (recovery). We believe that the items excluded from Adjusted EBITDA are not connected to and do not represent the operating performance of the Company.

We believe that Adjusted EBITDA is useful supplemental information as it provides an indication of the results generated by the Company’s main business activities prior to taking into consideration how those activities are financed and taxed as well as expenses related to stock-based compensation, depreciation, amortization, impairment of goodwill and intangibles, other expense (income), and foreign exchange (gain) loss. Accordingly, we believe that this measure may also be useful to investors in enhancing their understanding of the Company’s operating performance.

Adjusted EBITDA is not a measure recognized by IFRS and do not have standardized meanings prescribed by IFRS. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that Adjusted EBITDA should not be construed as an alternative to net income (loss) as determined in accordance with IFRS.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 2

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Overview

VIQ Solutions combines artificial intelligence driven voice and video capture technology and services to securely manage digital content in the most rigid security environments including courts, law enforcement, insurance, conferencing and media.

We help our cybersecurity focused clients securely speed the capture, creation, and management of large volumes of information, preserve the unique value of the spoken word and video image, and deliver meaningful data our security focused customers can utilize.

The Company is a global market leader in the capture, management, and transformation of sensitive digital evidence. We enable our 1,300+ clients’ digital transformation by implementing cybersecure capture solutions, driving the migration to cloud solutions, enabling hybrid technology services with human to machine workflow, and employing Artificial Intelligence (“AI”) tools such as speech recognition, sentiment analysis, market specific lexicon and algorithms.

Our revenue consists primarily of technology services, software license fees, support and maintenance and other recurring fees, professional service fees, and hardware sales. Technology service revenue consists of fees charged for recurring transcription services provided to our customers. Software license revenue is comprised of license fees charged for the use of our software products generally licensed under perpetual arrangements and to a lesser extent sale of third party software licenses. Support and maintenance and other recurring revenue primarily consist of fees charged for customer support on our software products post-delivery and, to a lesser extent, recurring fees derived from software-as-a-service arrangements. Professional service revenue consists of fees charged for customization, implementation, integration, training and ongoing services associated with our software products and technology services. Hardware revenue includes the resale of third party hardware that forms part of our customer solutions. Occasionally our customers may purchase a combination of software, maintenance, professional services and hardware, although the type, mix and quantity vary by customer and by product.

Cost of sales consists primarily of staff costs, professional services and the cost of hardware and third- party licenses to fulfill customer arrangements.

Selling and administrative expenses consist primarily of personnel and related costs for our sales and marketing functions, including salaries and benefits, contract acquisition costs including commissions earned by sales personnel, direct marketing campaigns, public relations and other promotional activities. Selling and administrative expenses also consist primarily of personnel and related costs associated with the administrative functions of our business including corporate, finance, and internal information system support as well as legal, accounting, other professional fees, investor relations, occupancy costs and insurance.

Research and development expenses include personnel and related costs for ongoing research, development and product management initiatives.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 3

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Key Operating Highlights during 2020

•	Total revenue for the three months ended December 31, 2020 was $7,775,674, an increase of $1,679,124 or 28% from $6,096,550 recognized in the comparative period in 2019. Total revenue for the year ended December 31, 2020 was $31,749,693, an increase of $6,653,385, or 27% from $25,096,308 recognized in the comparative period in 2019.

•	Gross margin for the three months ended December 31, 2020 was $2,965,965 representing 38% of revenue versus 40% of revenue in the comparative period in 2019. Gross margin for the year ended December 31, 2020 was $16,150,256 representing 51% of revenue versus 43% of revenue in the comparative period in 2019.

•	Net loss for the three months ended December 31, 2020 was $3,857,540, an increase of $1,331,858 or 53% from a net loss of $2,525,682 recognized in the comparative period in 2019. Net loss for the year ended December 31, 2020 was $11,145,306, an increase of $6,621,108 or 146% from the net loss of $4,524,198 in the comparative period in 2019.

•	Adjusted EBITDA for the three months ended December 31, 2020 was $646,674, an increase of $983,273 or 292% from an Adjusted EBITDA loss of $336,599 recognized in the comparative period in 2019. Adjusted EBITDA for the year ended December 31, 2020 of $4,987,679, an increase of$4,116,844 or 473% from an Adjusted EBITDA of $870,835 in the comparative period in 2019. The increase in Adjusted EBITDA was driven by higher revenue, productivity gains in technology services and wage subsidies.

Impact of 2020 acquisitions:

For the three month and twelve month periods ended December 31, 2020 consolidated revenues of $7,775,674 and $31,749,693 include revenue from acquisitions of $2,081,598 (ASC: $1,410,004; WordZ: $671,594) and $9,410,821 (ASC: $6,625,930; WordZ: $2,784,891) respectively.

Net loss for the three month ended December 31, 2020 of $3,857,540 include a loss from acquisitions of $782,148 (ASC: profit of $390,378; WordZ: loss of $1,172,527), which was driven by impairment charge for WordZ of $2,258,369. Net loss for the twelve month ended December 31, 2020 of $11,145,306 include profit from acquisitions of $1,281,997 (ASC: profit of $2,500,079; WordZ: loss of $1,218,082).

During the year ended December 31, 2020, the Company incurred $19,058 in business acquisition costs related to the acquisitions which have been included in the consolidated statement of loss and comprehensive loss (December 31, 2019 - $484,387).

If the acquisitions would have occurred on January 1, 2020, management estimates that the pro forma consolidated revenue for the year ended December 31, 2020 would have been $33,462,074 and net loss for the year ended December 31, 2020 would have been $10,873,372 as compared to the amounts reported in the consolidated statements of loss and comprehensive loss for year ended December 31, 2020. This unaudited pro forma financial information is for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of the period presented or the results that may be realized in the future.

Results of Operations

Key performance indicators that we use to manage our business and evaluate our financial results and operating performance include: revenue, expenses, Adjusted EBITDA, and net income (loss). We evaluate our performance on these metrics by comparing our actual results to management budgets, forecasts, and prior period performance.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 4

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

The following table sets forth a summary of our results of operations for the three and twelve months ended December 31, 2020 and 2019:

Unaudited

	Three months ended December 31		Period over Period Change		Year ended December 31		Period over Period Change
	2020	2019	$	%	2020	2019	$	%
Revenue	7,775,674	6,096,550	1,679,124	28	31,749,693	25,096,308	6,653,385	27
Cost of sales	4,809,709	3,663,963	1,145,746	31	15,599,437	14,276,321	1,323,116	9
Gross profit	2,965,965	2,432,587	533,378	22	16,150,256	10,819,987	5,330,269	49
Operating Expenses
Selling and administrative expenses	2,892,376	2,493,512	398,864	16	11,034,902	8,954,512	2,080,390	23
Research and development expenses	288,146	275,674	12,472	5	1,074,178	994,640	79,538	8
Gain on contingent consideration	(861,231)	-	(861,231)	-	(946,503)	-	(946,503)	-
Total Operating expenses	2,319,291	2,769,186	(449,895)	(16)	11,162,577	9,949,152	1,213,425	12
Adjusted EBITDA (1)	646,674	(336,599)	983,273	(292)	4,987,679	870,835	4,116,844	473
Stock-based compensation	87,802	(28,740)	116,542	(406)	725,316	195,113	530,203	272
Depreciation	98,632	122,753	(24,121)	(20)	445,995	528,484	(82,489)	(16)
Amortization	1,431,855	807,852	624,003	77	4,813,248	2,973,945	1,839,303	62
Interest expense	491,848	403,153	88,695	22	4,934,517	1,549,904	3,384,613	218
Accretion and other financing expense	482,849	219,751	263,098	120	1,216,949	916,734	300,215	33
(Gain) loss on revaluation of conversion feature liability	834,036	(735,743)	1,569,779	213	1,308,440	(2,330,964)	3,639,404	156
Loss on repayment of long-term debt	207,657	-	207,657	-	1,497,804	-	1,497,804	-
Impairment of goodwill and intangibles	2,258,369	-	2,258,369	-	2,258,369	-	2,258,369	-
Other expense (income)	(7,886)	762,345	(770,231)	(101)	(10,373)	761,235	(771,608)	(101)
Business acquisition costs	-	484,387	(484,387)	(100)	19,058	484,387	(465,329)	(96)
Foreign exchange (gain) loss	152,885	54,170	98,715	(182)	(132,306)	217,040	(349,346)	161
Loss before income taxes	(5,391,373)	(2,426,527)	(2,964,846)	(122)	(12,089,338)	(4,425,043)	(7,664,295)	(173)
Current income tax expense	565,707	(93,580)	659,287	(705)	(106,986)	(93,580)	(13,406)	14
Deferred income tax recovery	968,126	(5,575)	973,701	(17,465)	1,051,018	(5,575)	1,056,593	(18,952)
Income tax (expense) recovery	1,533,833	(99,155)	1,632,988	1,647	944,032	(99,155)	1,043,187	1,052
Net Loss (2)	(3,857,540)	(2,525,682)	(1,331,858)	(53)	(11,145,306)	(4,524,198)	(6,621,108)	(146)

Weighted average number of common shares outstanding
Basic	20,341,203	10,848,296			18,080,533	9,752,131
Diluted	20,341,203	10,848,296			18,080,533	9,752,131
Net income (loss) per share
Basic	(0.19)	(0.23)			(0.62)	(0.46)
Diluted	(0.19)	(0.23)			(0.62)	(0.46)
Tota l Assets					42,719,659	20,768,799	21,950,860	106
Total Long-Term Liabilities					14,447,254	10,596,861	3,850,393	36

(1)	Adjusted EBITDA, Earnings before stock-based compensation, depreciation, amortization, interest expense, accretion and other financing expense, (gain) loss on revaluation of conversion feature liability, loss on repayment of long-term debt, business acquisition costs, impairment of goodwill and intangibles, other expense (income), foreign exchange (gain) loss, and current and deferred income tax expense (recovery), is a non-IFRS measure. Please refer to the section entitled “Non- IFRS Measures.”

(2)	Year ended December 31, 2020 Net loss includes $6,310,041 in expenses relating to the conversion feature, interest, and loss on repayment of long-term debt for the conversion of the convertible debenture to equity and $4,813,248 of amortization related to the intellectual property acquired from the acquisitions and the commercial deployments of NetScribe, aiAssist, and MobileMic Pro.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 5

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Comparison of the three and twelve month periods ended December 31, 2020 and 2019

Revenue

Total revenue for the three months ended December 31, 2020 was $7,775,674, an increase of $1,679,124, or 28%, from $6,096,550 recognized in the comparative period in 2019. Total revenue for the year ended December 31, 2020 was $31,749,693, an increase of $6,653,385, or 27%, from $25,096,308 recognized in the comparative period in 2019. Included in revenue of $7,775,674 is $2,081,598 related to acquisitions with the balance of $5,694,076 derived from the legacy business. Revenue growth of 28% for the three months ended December 31, 2020 is made up of 34% due to acquisitions offset by negative organic growth of (6%) from the legacy business. As expected, we have seen our business impacted both positively and negatively by the COVID-19 pandemic. Our insurance, law enforcement and courts sectors were negatively impacted by COVID-19; however, some of this was offset by increased revenue from the conferencing and media as more of our customers migrated to online solutions. The primary reason for the negative organic growth for the year ended December 31, 2020 was the impact of COVID-19. In addition, travel restrictions have negatively impacted the ability to sell our technology services and software and many businesses have delayed buying decisions.

Cost of Sales

Cost of Sales for the three months ended December 31, 2020 increased by $1,145,746, or 31%, to $4,809,709, from $3,663,963 for the comparative period in 2019. Cost of Sales for the year ended December 31, 2020 increased by $1,323,116, or 9%, to $15,599,437, from $14,276,321, for the comparative period in 2019. The increase in cost of sales for the three months ended December 31, 2020 is primarily due to acquisitions made in Q1 2020. Cost of sales for the year ended December 31, 2020 includes an increase of $3,797,881 from acquisitions made in Q1 2020, which is partially offset by COVID- 19 subsidies of $2,830,986.

Gross Profit

Gross profit for the three months ended December 31, 2020 increased by $533,378, or 22%, to $2,965,965, from $2,432,587, for the comparative period in 2019. Gross profit for the year ended December 31, 2020 increased by $5,330,269, or 49%, to $16,150,256, from $10,819,987, for the comparative period in 2019. The decrease in gross profit for the three months ended December 31, 2020 is primarily due to impact of COVID-19, reduction in volume, while maintaining non-variable employees on payroll. Also, post migration backlog resulted in additional overtime costs. In addition, accelerated hiring costs across all segments to change workforce profile to editors. Increase in gross profit for the year ended December 31, 2020 was primarily due to revenue growth through acquisitions along with wage subsidies.

Selling and Administrative Expenses

Selling and Administrative expenses for the three months ended December 31, 2020 increased by $398,864, or 16%, to $2,892,376, from $2,493,512, for the comparative period in 2019. Selling and Administrative expenses for the year ended December 31, 2020 increased by $2,080,390, or 23%, to $11,034,902, from $8,954,512, for the comparative period in 2019. The Company has taken appropriate measures to manage selling and administrative expenses in conjunction with the negative organic growth resulting from COVID-19. Increase in Selling and Administrative expenses for the year ended December 31, 2020 was primarily due to the growth in the number of employees compared to the same periods in 2019 primarily due to acquisitions along with professional service fees. Selling and Administrative expenses for the year ended December 31, 2020 included $1,203,327 in COVID subsidies vs. $0 recognized in prior year.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 6

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Research and Development Expenses

Research and development expenses for the three months ended December 31, 2020 increased by $12,472, or 5%, to $288,146, from $275,674, for the comparative period in 2019. Research and development expenses for the year ended December 31, 2020 increased by $79,538, or 8%, to $1,074,178, from $994,640, for the comparative period in 2019. The increase in Research and development expenses is due to the increased spend related to the Company’s AI project.

Gain on Contingent Consideration

For the three months ended December 31, 2020, (Gain) Loss on Contingent Consideration increased by $861,231, to a gain of $861,231, from $0 recognized in the comparative period in 2019. For the year ended December 31, 2020, (Gain) Loss on Contingent Consideration increased by $946,503, to a gain of $946,503, from $0 recognized in the comparative period in 2019. This increase is mainly due to the contingent consideration gain amount recorded for the year ended December 31, 2020 and relates to a decrease in anticipated acquisition earnout payment accruals primarily as a result of decreases to revenue forecasts for WordZ acquisition due to the COVID-19 pandemic. Revenue forecasts are updated on a quarterly basis and the related anticipated acquisition earnout payment accruals are updated accordingly.

Stock-Based Compensation

For the three months ended December 31, 2020, Stock Based Compensation increased by $116,542, to $87,802, from a gain of $28,740, recognized in the same period of 2019. For the year ended December 31, 2020, Stock Based Compensation increased by $530,203, to $725,316, from $195,113, recognized in the same period of 2019. The increase in Stock Based Compensation for the three months and year ended December 31, 2020 is due to more stock options being granted compared to the same period in 2019.

Depreciation

For the three months ended December 31, 2020, Depreciation decreased by $24,121, to $98,632, from $122,753 recognized in the comparative period in 2019. For the year ended December 31, 2020, Depreciation decreased by $82,489, to $445,995, from $528,484 recognized in the comparative period in 2019. Decrease in depreciation expense for the year ended December 31, 2020 is due primarily to the declining balance method of depreciation used by the Company in that as the net book value decreases, in the absence of any significant additions, the depreciation expense is expected to decrease over the life of the assets.

Amortization

For the three months ended December 31, 2020, Amortization increased by $624,003 or 77%, to $1,431,855, from $807,852 recognized in the comparative period in 2019. For the year ended December 31, 2020, Amortization increased by $1,839,303 or 62%, to $4,813,248, from $2,973,945 recognized in the comparative period in 2019. The increase in amortization expense for the year ended December 31, 2020 is primarily attributable to an increase in the carrying value of our intangible asset balance as a result of acquisitions completed during the year ended December 31, 2020.

Interest Expense

For the three months ended December 31, 2020, interest increased by $88,695, to $491,848, from $403,153 recognized in the comparative period in 2019. For the year ended December 31, 2020, interest increased by $3,384,613, to $4,934,517, from $1,549,904 recognized in the comparative period in 2019.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 7

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Interest increased for the year ended December 31, 2020 primarily due to the conversion of the convertible debenture to equity of $3,503,797 with a slight decrease in interest on lease obligations of $32,921 for termination of operating lease.

Accretion and Other Financing Expense

For the three months ended December 31, 2020, Accretion and Other Financing expense increased by $263,098, to $482,849, from $219,751 recognized in the comparative period in 2019. For the year ended December 31, 2020, Accretion and Other Financing expense decreased by $300,215, to $1,216,949, from $916,734 recognized in the comparative period in 2019. The decrease in accretion and other financing expense for the three months and year ended December 31, 2020 is due to a significant portion of convertible debt was converted to equity in Q1 2020.

(Gain) Loss on Revaluation of Conversion Feature Liability

For the three months ended December 31, 2020, (Gain) Loss on revaluation of Conversion Feature Liability decreased by $1,569,779, from a gain of $735,743 recognized in the comparative period in 2019 to a loss of $834,036, for the three months ended December 31, 2020. For the year ended December 31, 2020, (Gain) Loss on revaluation of Conversion Feature Liability decreased by $3,639,404, to a loss of $1,308,440 from a gain of $2,330,964 recognized in the comparative period in 2019. The variance is primarily due to the fluctuation of foreign exchange rates and the changes in the stock price.

Loss on Repayment of Long-term Debt

For the three months ended December 31, 2020, Loss on repayment of long-term debt increased by $207,657, to $207,657, from $0 recognized in the comparative period in 2019. For the year ended December 31, 2020, Loss on repayment of long-term debt increased by $1,497,804, to $1,497,804, from $0 recognized in the comparative period in 2019. The loss on repayment of long-term debt amount recorded for the year ended December 31, 2020 is due to the re-pricing of the conversion price of the convertible debenture to C$2.18 per share resulting in a charge of $1,497,804 reflecting the incremental fair value of the reduced exercise price.

Impairment of Goodwill and Intangibles

For the three months ended December 31, 2020, Impairment of Goodwill and Intangibles increased by $2,258,369, to $2,258,369, from $0 recognized in the comparative period in 2019. For the year ended December 31, 2020, Impairment of Goodwill and Intangibles increased by $2,258,369, to $2,258,369, from $0 recognized in the comparative period in 2019. An impairment expense of $2,258,369 was recorded as at December 31, 2020 relating to one business that was acquired in 2020.The forecasted cash flows for this business have declined significantly from the forecasted cash flows at the time of acquisition primarily due to the near-term impact, as well as the yet uncertain but probable longer-term impact of the COVID- 19 pandemic. See “Risk Factors”. There was no similar expense recorded for the same period in 2019.

Other Expense (Income)

For the three months ended December 31, 2020, Other Expense (Income) decreased by $770,231, to an income of $7,886 from an expense of $762,345 recognized in the comparative period in 2019. For the year ended December 31, 2020, Other Expense (Income) decreased by $771,608, to an income of $10,373 from an expense of $761,235 recognized in the comparative period in 2019. The decrease in Other Expense (Income) is primarily due to the loss on settlement of payables that occurred in Q4 2019, relating to the value of shares granted to settle payables was higher than anticipated in addition to the value of warrants granted. Included in Other Expense (Income) for the three months and year ended December 31, 2020 is a gain on disposal of $3,042 related to the termination of operating lease due to migration to remote workforce. Also, $5,454 related to an allowance for doubtful account that was written off and later collected, $1,068 of interest income, and $809 of miscellaneous income.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 8

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Business Acquisition Costs

For the three months ended December 31, 2020, Business acquisition financing costs decreased by $484,387, to $0, from $484,387 recognized in the comparative period in 2019. For the year ended December 31, 2020, Business acquisition financing costs decreased by $465,329, to $19,058, from $484,387 recognized in the comparative period in 2019. Business acquisition financing costs recognized in the comparative period relate to the acquisition of ASC and WordZ.

Foreign Exchange (Gain) Loss

For the three months ended December 31, 2020, Foreign Exchange (Gain) Loss increased by $98,715, to $152,885, from $54,170 recognized in the comparative period in 2019. For the year ended December 31, 2020, Foreign Exchange (Gain) Loss decreased by $349,346, to a gain of $132,306, from a loss of $217,040 recognized in the comparative period in 2019. Foreign Exchange (Gain) loss decreased for the year ended December 31, 2020 due to fluctuations in the foreign exchange rates. Our businesses are organized geographically so many of our expenses are incurred in the same currency as our revenues, which mitigates some of our exposure to currency fluctuations. Foreign exchange gain and losses are primarily related to the unrealized foreign translation gains and losses of certain non-US dollar denominated working capital balances to US dollars.

Income Tax (Expense) Recovery

We operate globally and we calculate our tax provision in each of the jurisdictions in which we conduct business. Our effective tax rate on a consolidated basis is, therefore, affected by the realization and anticipated relative profitability of our operations in those various jurisdictions, as well as different tax rates that apply and our ability to utilize tax losses and other credits. For the three months ended December 31, 2020, Income Taxes, net of deferred income tax recovery, increased by $1,632,988, to a recovery of $1,533,833, from an expense of $99,155 in the comparative period in 2019. For the year ended December 31, 2020, Income Taxes, net of deferred income tax recovery increased by $1,043,187, to a recovery of $944,032, from an expense of $99,155 in the comparative period in 2019. The change in Income Taxes for the three months ended December 31, 2020 is primarily due to reversal of tax treatment on COVID subsidies. These were deemed taxable at the end of Q2; however, tax treatment was later reversed by US Legislators. Also, deferred tax recovery recognized primarily related to intangible assets. The change for the year ended December 31, 2020 is due to deferred tax recovery recognized primarily related to intangible assets.

Net Loss and Earnings Per Share

Net loss for the three months ended December 31, 2020 was $3,857,540 compared to net loss of $2,525,682 for the same period in 2019. On a per weighted average share basis, this translated into a net loss per share of $0.19 in the three months ended December 31, 2020 compared to a net loss per weighted average share of $0.23 for the same period in 2019. Net loss for the year ended December 31, 2020 was $11,145,306 compared to net loss of $4,524,198 for the same period in 2019. On a per weighted average share basis, this translated into a net loss per share of $0.62 in the year ended December 31, 2020 compared to a net loss per weighted average share of $0.46 for the same period in 2019.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 9

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Quarterly Results of Operations

The following table sets out selected financial information for each of the eight most recent quarters, the latest of which ended December 31, 2020. Our quarterly operating results have historically fluctuated significantly and may continue to fluctuate significantly in the future. Therefore, we believe that past operating results and period to period comparisons should not be relied upon as an indication of the Company's future performance.

	(unaudited)
	Dec-20	Sep-20	Jun-20	Mar-20	Dec-19	Sep-19	Jun-19	Mar-19
Revenue	7,775,674	8,172,800	8,253,015	7,548,204	6,096,550	6,451,077	6,189,458	6,359,223
Net income (loss)	(3,857,540)	(345,862)	(936,531)	(6,005,373)	(2,525,682)	291,994	(1,519,355)	(771,155)
Weighted average number of shares outstanding:
Basic	20,341,203	18,494,247	18,364,354	15,092,939	10,848,296	9,549,609	9,416,779	9,177,708
Diluted	20,341,203	18,494,247	18,364,354	15,092,939	10,848,296	10,044,578	9,416,779	9,177,708
Net income (loss) per share:
Basic	(0.19)	(0.02)	(0.05)	(0.40)	(0.23)	0.03	(0.16)	(0.08)
Diluted	(0.19)	(0.02)	(0.05)	(0.40)	(0.23)	0.03	(0.16)	(0.08)

Key factors that account for the fluctuation in quarterly results include the variability in the Company’s revenue due to timing of acquisitions and seasonality of revenue. Seasonality impacts the transcription services industry in that it is impacted in some cases by summer holiday seasons, such as court closings in January in Australia, and the Thanksgiving and December holidays in the US, Canada and UK. It also has a slight impact in US summer period. Our quarterly results may also fluctuate as a result of the various acquisitions which may be completed by the Company in any given quarter. We may experience variations in our net income/(loss) on a quarterly basis depending upon the timing of certain expenses or gains, which may include changes in provisions and acquired contract liabilities.

Liquidity

As of December 31, 2020, we held cash of $16,835,671, as compared to $1,707,654 at December 31, 2019. We believe that ongoing operations, working capital and associated cash flows in addition to our cash resources provide sufficient liquidity to support our ongoing business operations and satisfy our obligations as they become due. If we continue to acquire accretive businesses we may need additional external funding depending upon the size and timing of the potential acquisitions.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 10

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Below is a summary of our cash provided by (used in) operating, investing, and financing activities for the periods indicated:

	Year ended December 31,
	2020	2019
Cash provided by (used in) operating activities	3,423,083	(557,401)
Cash provided by (used in) investing activities	(6,639,191)	(1,782,206)
Cash provided by (used in) financing activities	18,162,619	2,060,690
Net increase (decrease) in cash for the year	14,946,511	(278,917)
Cash, beginning of year	1,707,654	1,922,768
Effect of foreign exchange	181,506	63,803
Cash, end of year	16,835,671	1,707,654

Cash provided by (used in) operating activities

We generated cash of $3,423,083 from operating activities for the year ended December 31, 2020. The $3,423,083 provided by operating activities resulted from $11,145,306 in net loss plus $15,341,676 of non-cash adjustments to net loss and $773,287 attributable to movements in non-cash working capital with changes primarily arising from an increase in accounts receivable and prepaid expenses, offset by an increase in accounts payable and accrued liabilities.

Cash provided by (used in) investing activities

For the year ended December 31, 2020, cash used in investing activities was $6,639,191, which consisted of purchase of property and equipment of $202,297, business acquisitions of $4,411,500, development costs related to internally generated intangible assets $1,642,783, earnout payout for ASC and WordZ $377,312 and change in restricted cash of $5,299.

Cash provided by (used in) financing activities

Cash provided by financing activities for the year ended December 31, 2020 was $18,162,619, which is mainly a result of proceeds from capital raise of $13,747,345 net of issuance costs, proceeds from debt of $4,827,175 to complete ASC and WordZ acquisitions, proceeds from the exercise of stock options and warrants of $10,568 and $1,859,963 respectively, offset by repayment of debt of $838,031, repayment of lease obligations of $338,276, repayment of interest on lease obligations of $53,549, and repayment of interest on debt of $1,052,576.

Debt covenants

As of December 31, 2020 we have satisfied all debt covenants required under the credit facility with Crown Capital Partners. In December 2020, the Company received a waiver to remove the Fixed Charge Coverage Ratio (“FCCR”) covenant as at December 31, 2020. The waiver essentially removed the FCCR covenant and the test of FCCR is no longer required as the covenant. Therefore, there is no breach at December 31, 2020. Subsequent to year end, in March 2021, the Company received a waiver to remove the FCCR covenant for all four quarters of 2021.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 11

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Capital Resources

Our objective in managing capital is to ensure sufficient liquidity to pursue our growth strategy, fund research and development to enhance existing product offerings as well as develop new ones to maintain our competitive advantage, pursue accretive acquisitions and provide sufficient resources to meet day- to-day operating requirements, while managing financial risk. We intend to use our operating income and funds on hand to meet funding requirements for the development and commercialization of our technology products and services based on anticipated market demand and working capital purposes. Our actual funding requirements will vary depending on a variety of factors, including our success in executing our business plan, the progress of our research and development efforts, our commercial sales, and our ability to manage our working capital requirements.

Our officers and senior management are responsible for managing the capital and do so through monthly meetings and regular review of financial information. Our Board of Directors is responsible for overseeing this process. We manage capital to ensure that there are adequate capital resources while maximizing the return to shareholders through the optimization of the cash flows from operations and capital transactions.

Other commitments

Commitments include operating leases for office equipment and facilities. Also, occasionally we structure some of our acquisitions with contingent consideration based on the future performance of the acquired business. The fair value of contingent consideration recorded, partially in trade and other payables and accrued liabilities of $1,439,906 and long-term contingent consideration of $1,575,528, in our Year End 2020 Consolidated Financial Statements was $3,015,434 at December 31, 2020. Aside from the aforementioned, we do not have any other business arrangements or any equity interests in any non-consolidated entity.

Contingent Off-Balance Sheet Arrangements

As a general practice, we have not entered into off-balance sheet financing arrangements.

Transactions Between Related Parties

Subsequent to the year ended December 31, 2020, the Company granted a non-revolving executive loan (the “Executive Loan”) to Sebastien Paré, President, Chief Executive Officer and a director of the Company in the aggregate amount of USD$518,431 to: (i) facilitate Mr. Paré exercise of certain vested outstanding stock options; and (ii) facilitate Mr. Paré repaying certain indebtedness incurred in connection with Mr. Paré previous exercise of convertible securities of the Company. The Executive Loan matures on February 10, 2028 and bears interest at a rate of 1.0% per annum. The Executive Loan is secured by a pledge of 175,000 common shares in the capital of the Company held by Sebastien Paré in favour of the Company (the “Share Pledge”). Pursuant to the terms of the Share Pledge, Mr. Paré has agreed to comply with certain covenants in favour of the Company.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 12

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Conversion of Convertible Notes

During the first quarter of 2020, the Company issued 6,395,648 shares as the result of the exercise of the Conversion Option in respect of Convertible Notes having an aggregate principal amount of approximately $6,404,319. The Company recognized an aggregate Total Interest Payable of approximately $3,323,948 related to this conversion during the first quarter of 2020.

During the fourth quarter of 2020, the Company issued 390,003 shares a as the result of the exercise of the Conversion Option in respect of Notes having an aggregate principal amount of approximately $388,615. The Company recognized an aggregate Total Interest Payable of approximately $179,850 related to this conversion during the fourth quarter of 2020.

Critical Accounting Policies and Estimates

General

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. These estimates and assumptions are affected by management’s application of accounting policies and historical experience, and are believed by management to be reasonable under the circumstances. Such estimates and assumptions are evaluated on an ongoing basis and form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from these estimates.

Our significant accounting policies are fully described in Note 3 to our financial statements for the years ended December 31, 2020 and 2019 which are available on SEDAR (www.sedar.com). Certain accounting policies are particularly important to the reporting of our financial position and results of operations, and require the application of significant judgment by our management. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different, estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could have a material impact on the financial statements. We believe that there have been no significant changes in our critical accounting estimates for the twelve months ended December 31, 2020 from the years presented in our annual financial statements for the years ended December 31, 2019 and 2018.

Management believes the following critical accounting policies and estimates reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue represents the amount of consideration the Company expects to receive for the delivery of products and services in its contracts with customers, net of discounts and sales taxes. The Company reports revenue mainly under seven revenue categories being, Technology services, Software license, Support and maintenance, SaaS, Professional services, and Hardware and other.

Revenue is recognized upon transfer of control of products or services to customers at an amount that reflects the transaction price the Company expects to receive in exchange for the products or services. The Company’s contracts with customers often include the delivery of multiple products and services, which are generally capable of being distinct and accounted for as separate performance obligations.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 13

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

The accounting for a contract or contracts with a customer that contain multiple performance obligations requires the Company to allocate the contract or contracts’ transaction price to the identified distinct performance obligations.

Technology services revenue consists of fees charged for recurring services provided to our customers. Technology service revenue is recognized when the service is delivered to the customer. The Company has select customers where a flat rate is charged and revenue is recognized on a monthly basis.

Software license revenue is comprised of non-recurring license fees charged for the use of our software products generally licensed under perpetual arrangements and to a lesser extent sale of third - party license software. The Company sells on-premise software licenses on a perpetual basis. On-premise software licenses are bundled with software maintenance and support services for a term. The license component and maintenance and support components are each allocated revenue using their relative estimated stand-alone selling price (SSP). Revenue from the license of distinct software is recognized at the time that both the right-to-use the software has commenced and the software has been made available to the customer.

Support and maintenance and other recurring revenue primarily consist of fees charged for customer support on our software products post-delivery. Certain of the Company’s contracts with customers contain provisions that require the customer to agree to first year support and maintenance in order to maintain the active right to use a perpetual license. Support and maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery.

Revenue from software-as-a-service (SaaS) arrangements, which allows customers to use hosted software over a term without taking possession of the software, are provided on a subscription basis. Revenue from the SaaS arrangement, which includes the hosted software and maintenance is recognized ratably over the term of the subscription.

Professional service revenue consists of fees charged for customization, implementation, integration, training and ongoing services associated with our software products and technology services.

Professional services are typically billed on a time and material basis and revenue is recognized over time as the services are performed. For professional services contracts billed on a fixed price basis, revenue is recognized over time based on the proportion of services performed.

Hardware revenue include the resale of third party hardware that forms part of the overall customer solutions. Hardware revenue is recognized when the goods are shipped and received by the customer.

Business combinations

IFRS 3, Business Combinations (“IFRS 3”), requires business combinations to be accounted using the acquisition method. Under this method, the cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non- controlling interest in the acquiree.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation based on the facts and circumstances at the acquisition date. Business acquisition costs incurred are expensed and included in transaction costs. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date. The excess of (i) the consideration transferred, the amount of any non- controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the (ii) fair value of the net identifiable assets acquired is recorded as goodwill.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 14

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any. For the purposes of impairment testing, goodwill is allocated to each of the Group’s CGUs that is expected to benefit from the synergies of the combination.

A CGU to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. If the recoverable amount of the CGU is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in the consolidated statements of loss and comprehensive loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

On disposal of the relevant CGU, the attributable amount of goodwill is included in the determination of the profit or loss on disposal. Determining whether goodwill is impaired requires an estimation of the higher of fair value less costs of disposal and value in use of the CGUs to which goodwill has been allocated. The value in use calculation requires management to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value.

Acquired intangible assets

Our intangible assets consist of customer relationships, technology, non-compete and brand acquired in a business combination. These intangible assets are recorded at their fair value at the acquisition date. We use the income approach to value acquired customer relationships and technology intangible assets, which are the two material intangible asset categories reported in the financial statements.

We use the income approach as a valuation technique that calculates the fair value of an intangible asset based on the present value of future cash flows that the asset can be expected to generate over its remaining useful life. The discounted cash flow (“DCF”) is the methodology used, which is a form of the income approach that begins with a forecast of the annual cash flows a market participant would expect the subject intangible asset to generate over a discrete projection period. The future cash flow for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the intangible assets’ projected cash flows, again, from a market participant perspective. The Company relies on the relief-from-royalty method to value the acquired technology and brand and the Multi-Period Excess Earnings of (“MEEM”) method to value customer relationship assets. After initial recognition, intangible assets are measured at cost less accumulated amortization and impairment losses.

We amortize intangible assets with finite useful lives on a straight-line basis over their estimated useful lives. The estimated useful life for customer relationships is five to eight years, the estimated useful life for technology is five years, the estimated useful life for non-compete is based on the term agreement and the estimated useful life for brand is five years to indefinite. Our amortization methods, useful lives and residual values are reviewed at each financial year end and adjusted prospectively if appropriate.

We test our intangible assets with finite useful lives for impairment annually and whenever there is an indication that the asset may be impaired. An impairment loss is recognized if the recoverable amount of the asset is less than the carrying amount. The recoverable amount is the higher of fair value less costs to sell and value in use.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 15

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Estimate of contingent consideration

We measure the contingent consideration payable in a business combination at the estimated fair value at each reporting date. The fair value is estimated based on the range of possible outcomes and our assessment of the likelihood of each outcome.

Accounting for Income Taxes

The income tax provision comprises current and deferred tax. Income tax is recognized in the consolidated statements of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is determined on a non-discounted basis using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period and are expected to apply when the asset is realized or liability is settled. Deferred tax assets are recognized for deductible temporary differences, unused tax losses and other income tax deductions to the extent that it is probable the Company will have taxable income against which those deductible temporary differences, unused tax losses and other income tax deductions can be utilized. The extent to which deductible temporary differences, unused tax losses and other income tax deductions are expected to be realized is reassessed at the end of each reporting period.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which do not affect either accounting or taxable income or loss.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 16

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Reconciliation of Non-IFRS Measures

We believe that securities analysts, investors and other interested parties frequently use non-IFRS measures in the evaluation of performance. Management also uses non-IFRS measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our capital expenditure and working capital requirements.

The following is a reconciliation of Net Loss to Adjusted EBITDA, the most directly comparable IFRS measure for the year ended December 31, 2020 and 2019:

	Three months ended December 31		Year ended December 31
	2020	2019	2020	2019
Net Loss	(3,857,540)	(2,525,682)	(11,145,306)	(4,524,198)
Add:
Depreciation	98,632	122,753	445,995	528,484
Amortization	1,431,855	807,852	4,813,248	2,973,945
Interest expense	491,848	403,153	4,934,517	1,549,904
Current income tax expense	(565,707)	93,580	106,986	93,580
Deferred income tax recovery	(968,126)	5,575	(1,051,018)	5,575
EBITDA	(3,369,038)	(1,092,769)	(1,895,578)	627,290
Accretion and other financing expense	482,849	219,751	1,216,949	916,734
(Gain) loss on revaluation of conversion feature liability	834,036	(735,743)	1,308,440	(2,330,964)
Loss on repayment of long-term debt	207,657	-	1,497,804	-
Impairment of goodwill and intangibles	2,258,369	-	2,258,369	-
Other expense (income)	(7,886)	762,345	(10,373)	761,235
Business acquisition costs	-	484,387	19,058	484,387
Stock-based compensation	87,802	(28,740)	725,316	195,113
Foreign exchange (gain) loss	152,885	54,170	(132,306)	217,040
Adjusted EBITDA	646,674	(336,599)	4,987,679	870,835

Internal Controls over Financial Reporting and Disclosure Controls and Procedures

In accordance with National Instrument (“NI”) 52-109 (Certification of Disclosure in Issuer’s Annual and Interim Filings), the Company's Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) file a Venture Issuer Basic Certificate with respect to the financial information contained in the financial statements and accompanying Management’s Discussion and Analysis. The Venture Issuer Basic Certification includes a ‘Note to Reader’ stating that the CEO and CFO do not make any representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting, as defined in NI 52-109.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 17

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

As part of our corporate governance practices, internal controls over financial reporting (“ICFR”) and disclosure controls and procedures (“DC&P”) have been designed. There has been no formal evaluation of the operation of these controls. The Company has designed its ICFR to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Management works to mitigate the risk of a material misstatement in financial reporting; however, a control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

The Company’s DC&P have been designed to ensure that information required to be disclosed by VIQ Solutions is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. It should be noted that while the Company's CEO and CFO believe that the Company's DC&P provide a reasonable level of assurance that they are effective, they do not expect that the DC&P or ICFR will prevent all errors or fraud. There have been no material changes to the internal controls of the Company for the three and twelve months ended December 31, 2020.

Risk Factors

COVID-19: COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020. Governments around the world have enacted emergency measures to combat the spread of the virus. These measures which include the implementation of travel bans, self-imposed quarantine periods and social distancing and closure of businesses have caused material disruption to businesses resulting in an economic slowdown. Governments and central banks have responded with significant monetary and fiscal interventions designed to stabilize the financial markets. The duration and impact of the COVID-19 outbreak is unknown at this time and it is not possible to reliably estimate the duration and severity of these developments.

The Company is closely monitoring the impact of COVID-19 on all aspects of its business.

The pandemic may also have an adverse impact on many of the Company’s customers, including their ability to satisfy ongoing payment obligations to the Company, which could increase the Company’s bad debt exposure. The future impacts of the pandemic and any resulting economic impact are largely unknown and rapidly evolving. It is possible that the COVID-19 pandemic, the measures taken by the governments of countries affected and the resulting economic impact may continue to adversely affect the Company’s results of operations, cash flows and financial position as well as its customers in future periods, and this impact could be material.

The Governments of various jurisdictions in which we have operations have approved legislation and taken administrative actions intended to aid businesses that have been adversely impacted by COVID-19, including making grants or credits available to eligible entities to subsidize or offset qualifying expenses, including employee wages and associated costs, office rent, utilities, in each case subject to limits and other specified criteria. During the twelve months ended December 31, 2020, we determined that we qualify for an estimated aggregate amount of $4,034,313 of grants from various government authorities, and recognized such amounts as a reduction in Cost of Sales of $2,830,986 and Selling and Administrative expenses of $1,203,327 during the twelve months ended December 31, 2020. We have either submitted, or expect to submit, claims for such grants. As at December 31, 2020, the amount of grants receivable totaled $69,876. We will continue to evaluate all applicable government relief programs and intend to apply for subsequent application periods, if we meet the qualification criteria. There can be no assurance that COVID-19 related governmental assistance to offset our costs will be available in Q1 2021 (or thereafter), and if so whether we will qualify for or receive any such assistance.

Cash-flow: VIQ Solutions' business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as competition and viable operations management. The future earnings and cash flow from operations of the Company are dependent, in part, on its ability to further develop and market its products. There can be no assurances that the Company will grow and achieve profitability. The operations of VIQ Solutions have been funded to date by external financing and if sufficient cash flow from operations or earnings is not generated in the future, additional financing might be required.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 18

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Transition to SaaS Revenue: The Company is in the process of transitioning its software product offerings from license sales to a SaaS offering. This may cause revenue levels to decline compared to prior periods. License sales allow the Company to recognize revenue upon the initial sale of the software to a client. Revenues from SaaS are earned over a period of time contracted with the client and their use of the software. Initial SaaS revenue will be lower but over the course of the contract will generally be cumulatively higher compared to license sales.

Fluctuations in Periodic Results: The Company's operating results can vary substantially from period to period. Planned operating expenses are normally targeted to planned revenue levels for the period and are incurred equally throughout the period. If expenses remain relatively fixed, but the Company's revenues are less than planned in any quarter, the Company's operating results would be adversely affected for that quarter. In addition, incurring unplanned expenses could adversely affect operating results for the period in which such expenses are incurred. Failure to achieve periodic revenue, earnings, and other operating and financial results could result in an immediate and adverse effect on the market price of the Company's common shares. The Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in a greater immediate and adverse effect on the price of the common shares.

Additional Financing and Access to Capital: The Company may need to raise additional funds to bring its potential products to market, enhance our marketing capabilities, and pursue potential future acquisitions. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, competing technological and market developments, the cost of production scale-up, effective commercialization activities and arrangements and other factors not within the Company's control. The Company may seek additional funding through public or private financings.

Identify and Acquire Suitable Acquisitions: The Company may not be able to identify suitable new acquisitions that are available to purchase at a reasonable value. Even if a suitable acquisition can be identified, the acquisition may not proceed if suitable terms cannot be negotiated. When conducting due diligence on a potential acquisition, it cannot be assured that all the risks and costs inherent in the business being acquired will be identified. If an acquisition of an identified business were to proceed in which a portion or all of the consideration consisted of cash, additional funding may be required through public or private financings if internally generated cash resources are not sufficient.

Successfully Integrate Acquired Businesses: Integration of completed business acquisitions and any future acquisitions involves a number of special risks, including the following:

•	Failure to integrate successfully the personnel, information systems, technology and operations of the acquired business;

•	Failure to maximize the potential financial and strategic benefits of the acquisition;

•	Failure to realize the expected synergies of the acquired business;

•	Possible impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel;

•	Impairment of goodwill; and

•	Reductions in future operating results from the amortization of intangible assets.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 19

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Future acquisitions are accompanied by the risk that obligations and liabilities of an acquired business may not be adequately reflected in the historical financial statements of the business and the risk that historical financial statements may be based on assumptions, which are incorrect or inconsistent with the Company’s assumptions or approach to accounting policies. The acquisition and integration of businesses may not be managed effectively and any failure to do so could lead to disruptions in the overall activities of the Company, a loss of clients and revenue, and increased expenses. The Company may acquire contingent liabilities in connection with the acquisitions of business, which may be material. Best efforts are used to identify and estimate these contingent liabilities and the likelihood that they will materialize but, these estimates could differ materially from the liabilities actually incurred.

Competition: The Company competes with a number of firms in various business segments. Competitors in Courts, for example, are different from the ones we are competing against in public safety, medical, and legal. Some of these companies have greater financial, technological, and personnel resources than those of the Company.

International Operations: The Company's operations are currently located in Canada, the United States, and Australia and its products and services are sold internationally. There are certain risks inherent in international operations including, but not limited to, remote management, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, and potential adverse tax consequences, which could have a materially adverse effect on the Company's business, operating results, and financial condition.

Proprietary Intellectual Property: The Company relies on protecting its proprietary intellectual property in part through confidentiality agreements with its corporate resellers, strategic partners, employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by its competitors. It is possible that the Company's products or processes will infringe, or will be found to infringe, on patents not owned or controlled by the Company. If any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents or would be required to obtain licenses or redesign its products and processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to the Company or that the Company could redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation and an adverse result could subject the Company to significant liabilities to third parties, require disputed rights to be licensed or require the Company to cease using such technology.

Product Liability Exposure: The Company faces an inherent business risk of exposure to product liability and other claims in the event that the development or use of its technology or prospective products is alleged to have resulted in adverse effects. While the Company has taken, and will continue to take, what it believes are appropriate precautions, there can be no assurance that it will avoid significant liability exposure. Although the Company currently carries product liability insurance, there can be no assurance that the Company has sufficient coverage or can obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products developed by the Company. A product liability claim could have a material adverse effect on the Company's business financial condition and results of operations.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 20

VIQ SOLUTIONS INC.

VIQ Solutions Inc.

Management’s Discussion and Analysis of Financial Condition and

Results of Operations for 2020

Volatility of Stock Price and Absence of Dividends: The market price of the Company's common shares, like that of the common shares of many other software companies, has been and is likely to be somewhat volatile. Factors such as the Company’s strategic alliances or its competitors', announcements of technological innovations or new products by the Company or its competitors, governmental regulatory actions, developments with the Company's collaborators, developments concerning patent or other proprietary rights of the Company or its competitors (including litigation), period-to-period fluctuation of the Company's operating results, changes in estimates of the Company's performance by securities analysts, market conditions for shares of software companies in general and other factors not within the control of the Company could have a significant adverse impact on the market price of the Company’s common shares. The Company has never paid cash dividends on its common shares and does not anticipate paying any cash dividends in the foreseeable future.

Foreign Currency Fluctuations: Our monetary assets and liabilities denominated in currencies other than the United States dollar will give rise to a foreign currency gain or loss reflected in our comprehensive earnings. To the extent the Canadian dollar or Australian dollar weakens against the United States dollar, we may incur foreign exchange losses. Such losses would be included in our financial results and, consequently, may have an adverse effect on our share price. As we currently have a global client base, a significant portion of our income is in US dollars and Australian dollars. However, a significant part of our expenses are currently generated in Canadian dollars, and we expect this will continue for the foreseeable future. The exchange rates between the Canadian dollar, the US dollar and the Australian dollar are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future. Such fluctuations affect both our consolidated revenues as well as our consolidated costs. Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which we and our foreign competitors sell products in the same market. We do not currently have any currency hedging through financial instruments.

Disclosure of Outstanding Share Data

VIQ Solutions Inc. common shares trade on the TSX Exchange under the symbol “VQS” and VQSLF on the OTCQX in the United States. The Company is authorized to issue an unlimited number of common shares without par value. As at April 14, 2021 there were (i) 24,893,638 common shares issued and outstanding, (ii) 939,600 stock options outstanding with a weighted average exercise price per common share of $2.84 CAD expiring between 2021 and 2025, (iii) 66,667 deferred share units outstanding with an average exercise price per common share of $1.20 CAD with no expiry date.

Subsequent Events

The Company received proceeds of approximately $2,307,000 from the exercise of 1,123,878 warrants and 178,333 stock options in January and February of 2021. The exercise prices of the warrants ranges from C$2.06 to $3.24 and the exercise prices of the stock options ranges from C$1.20 to C$2.20.

MANAGEMENT DISCUSSION & ANALYSIS	PAGE 21